Exhibit 99.1


                 KOALA CORPORATION ACQUIRES SMART PRODUCTS, INC



                                                              September 24, 1999


Acquisition Complements Core Line of Commercial Child Care Products

DENVER, Colorado -- Koala Corporation (Nasdaq National Market-KARE), an integrated provider of systems and solutions designed to help businesses become "family friendly," today announced it has acquired certain assets of Smart Products, Inc. a Charlotte, North Carolina manufacturer and distributor of child safety and parental convenience products.

Smart Products, Inc. designs, manufactures and markets infant safety and customer service products including shopping cart seats, highchairs and SmartStrap(TM) child protection straps. Smart Products' customers include many leading grocery stores, retailers and restaurants throughout the United States. The Smart Products line will be folded into Koala's existing line of commercial childcare products and reported in Koala's convenience and activity segments.

"This is an excellent complementary acquisition, enhancing Koala's commitment to offering comprehensive family friendly solutions" said Mark Betker, Koala's chairman and CEO.

Founded in 1986, Koala Corporation is an integrated provider of product systems and solutions designed to help business become "family friendly." The Company develops and markets a wide variety of infant and child protection and activities products, which are marketed under the Company's recognizable "Koala Bear Kare" brand name. Koala's strategic objective is to address the growing commercial demand for products and solutions that help businesses create family friendly atmospheres for their patrons.

Koala also announced that its website has been redesigned and updated. Located at www.koalabear.com, Koala's website features in-depth product information, company background and investor relations information.

Statements made in this news release that are not historical facts may be forward looking statements. Actual results may differ materially from those projected in any forward looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking information. A description of risks and uncertainties attendant to Koala Corporation and its industry and other factors which could affect the Company's financial results are included in the Company's Annual Report on Form 10-KSB on file with the Securities and Exchange Commission.

                                       ###

                                    CONTACTS:
Koala Corporation
Mark A. Betker,
Chairman and CEO
303.574.3423
http://www.koalabear.com